Exhibit 99.1

Alex Ryan Retires as CEO of The Duckhorn Portfolio, Inc.

Board Appoints Industry Veteran Deirdre Mahlan Interim CEO,
Initiates Search for New Leader

ST. HELENA, CA, September 27, 2023 – (BUSINESS WIRE) – The Duckhorn Portfolio, Inc. (“Duckhorn,” NYSE: NAPA) today announced that Alex Ryan is retiring from his role as President, Chief Executive Officer and Chairman of the company. The Duckhorn Board of Directors has appointed Deirdre Mahlan, a veteran of the alcohol and beverage industry, as interim President, Chief Executive Officer and Chairperson, and has initiated a search for a new leader.
“Alex dedicated his professional life to growing our business, and he has now decided to step away to focus on family and personal matters, and offered to be available to the company to ensure a smooth transition,” said Duckhorn independent director, Michelle Gloeckler, who will chair the CEO search committee. “We are grateful for Alex’s 35 years of dedicated service to the company and wish him the very best. At the same time, we’re committed to finding a leader who has the skills and vision to keep Duckhorn on its successful trajectory as North America’s premier luxury wine company. The success of The Duckhorn Portfolio has always been the result of the collaborative efforts of our amazing team and our unwavering commitment to producing the highest quality wines. Through her experience as a member of our Board, Deirdre understands and embraces these values. She is also a strong leader and an innovative strategic thinker with extensive industry expertise, and a broad skill set that includes analytics, financials, strategy and planning.”
Mahlan, who has been a member of the Board since 2021, spent nearly 20 years in leadership at Diageo, including serving as CEO for Diageo North America between 2015 and 2020. She previously served as Diageo’s Chief Financial Officer, Deputy Chief Financial Officer and Head of Tax and Treasury. Mahlan is supported by a veteran Duckhorn leadership team that boasts more than 60 years combined experience with the company.
“Having worked closely with the incredible team at The Duckhorn Portfolio while serving on its Board for the past nearly three years, I am excited to be appointed interim President, Chief Executive Officer and Chairperson. I am committed to continuing to build on Duckhorn’s track record of industry leadership as well as the tradition of excellence that the company is known for,” Mahlan said. “Together, we’re focused on ensuring our valued customers continue to enjoy Duckhorn Portfolio wines as we move the company forward under new leadership.”
Gloeckler said: “The Board and Duckhorn’s leadership team are excited to have Deirdre Mahlan as our interim President, Chief Executive Officer and Chairperson. We’ve worked closely with her since she joined the Board nearly three years ago, and value the contributions she’s made to the company in that time, as well as her strong background in our industry.”

About The Duckhorn Portfolio, Inc.
The Duckhorn Portfolio is North America’s premier luxury wine company, with ten wineries, nine state-of-the-art winemaking facilities, seven tasting rooms and over 1,100 coveted acres of vineyards spanning 32 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Duckhorn Vineyards, Decoy, Paraduxx, Goldeneye, Migration, Canvasback, Calera, Kosta Browne, Greenwing and Postmark. Sourcing grapes from our own Estate properties and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, Oregon and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $200 across more than 15 varieties and 39 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world. To learn more, visit us at: https://www.duckhornportfolio.com/. Investors can access information on our investor relations website at: https://ir.duckhorn.com.

Contacts
Investor Contact
ICR, Inc.
ir@duckhorn.com
707-302-2635

Media Contact
Jessica Liddell, ICR
DuckhornPR@icrinc.com
203-682-8200

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